Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
SinoCoking Coal and Coke Chemical Industries, Inc. (“Company”):

We consent to the incorporation in the Annual Report on Form 10-K for the year ended June 30, 2010 (“Form 10-K”) and the Registration Statement on Form S-1 filed with the Commission as number 333-166720 (“Registration Statement”) of our report dated September 28, 2010 on our audits of the consolidated financial statements of SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries as of June 30, 2010 and 2009 and for the years ended June 30, 2010 and 2009.

/s/ Frazer Frost LLP

Frazer Frost LLP
(successor entity of Moore Stephens Wurth Frazer and Torbet, LLP)
Brea, California
September 28, 2010